Herzfeld Credit Income Fund, Inc. SC TO-I

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Herzfeld Credit Income Fund, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$2,192,630.49	(1)	$0.0001531	$335.69	(2)
Fees Previously Paid	—			—
Total Transaction Valuation	$2,192,630.49	(1)
Total Fees Due for Filing				$335.69	(2)
Total Fee Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$335.69	(2)

(1)	Calculated as the aggregate maximum purchase price for common shares of beneficial interest, based upon the net asset value per share as of September 2, 2025, of $2.66. This amount is based upon the offer to purchase up to 845,433 common shares of beneficial interest, par value $0.001 per share, of Herzfeld Credit Income Fund, Inc.
(2)	Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation, pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

N/A–